EXHIBIT 4.1

AMENDMENT

TO

RIGHTS AGREEMENT

      AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of June 25, 2007, between Overseas Shipholding Group, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company (the "Rights Agent"), as successor-in-interest to ChaseMellon Shareholder Services, LLC.

      WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of October 20, 1998 (the "Rights Agreement"); and

      WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth below;

      NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

      1. The first sentence of section 1(a) of the Rights Agreement, which is the definition of "Acquiring Person", is hereby amended by deleting the term "10%" in the two places when such term appears and replacing it with "15%" in both such places.

      2. The second sentence of the second paragraph of the Summary of Rights to Purchase Shares attached as Exhibit B to the Rights Agreement is hereby amended by deleting the term "10%" and replacing it with the term "15%".

      3. This Amendment shall be effective as of the date hereof.

      4. Except as set forth above, the provisions of the Rights Agreement shall remain in full force and effect.

      5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, implied or invalidated.

      6. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
OVERSEAS SHIPHOLDING GROUP, INC.
By: /s/Myles R. Itkin
Name: Myles R. Itkin
Title: Executive Vice President, Chief
Financial Officer and Treasurer

MELLON INVESTOR SERVICES LLC, as Rights Agent
By: /s/John J. Boryczki
Name: John J. Boryczki
Title: Client Relationship Executive